Exhibit 10.15.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this      day of February, 2013, by and between Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), and James R. Belardi (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and the Executive entered into that certain Employment Agreement (the “Original Agreement”), dated as of July 15, 2009 (the “Effective Date”) pursuant to which the Executive serves as the Chief Executive Officer of the Company.

B. The Company and the Executive (the “Parties”) desire that the Executive continue to serve as the Chief Executive Officer of the Company pursuant to the terms and conditions hereof. This Agreement shall govern the employment relationship between the Executive and the Company from and after the date hereof, and, as of the date hereof, supersedes and negates all previous agreements with respect to such relationship, including the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Executive Officer, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the lawful directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies and the Company’s operating guidelines as they may be in effect from time to time). The parties acknowledge that the Executive was appointed to the Board as of the Effective Date. During the Period of Employment, the Executive shall report to the Board.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, Athene Asset Management LLC and their subsidiaries (collectively, the “Company Entities”), (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment other than pursuant to the Amended and Restated Employment Agreement with Athene Asset Management LLC, dated as of even date herewith (the “Asset Management Employment Agreement”). The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board; provided, however, that service on the board of directors (or similar body) of any Company Entity shall be deemed pre-approved. During the Period of Employment, the Executive shall be permitted to manage his personal investments and engage in charitable activities, so long as such activities do not, in each case and in the aggregate, interfere with the effective discharge of the Executive’s duties and responsibilities to the Company. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company, the Asset Management Company, or any of their respective Affiliates (as such terms are defined in Section 5.5), successors or assigns.

1.4	Representations.

(a)

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) other than this Agreement and the Asset Management Employment Agreement, the Executive is not bound by any employment, consulting, non-compete, trade secret or similar agreement with any other Person; (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance and (v) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be his valid and binding obligation, enforceable against the Executive in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and general principles of equity (whether considered by a court of law or a court of equity).

(b)	The Company hereby represents to the Executive that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and general principles of equity (whether considered by a court of law or a court of equity).

1.5	Location. The Executive’s principal places of employment shall be the Company’s principal executive offices as they may be located from time to time initially located in Los Angeles and in Bermuda. The Executive agrees that he will be regularly present at those offices. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company, and in particular, that he will be required to travel to Bermuda regularly.

2. Period of Employment. The “Period of Employment” shall commence on the date hereof and end at the close of business on November 3, 2016 (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least one hundred and twenty (120) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 21). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice by the Company or the Executive that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in monthly installments (or more frequently) as are consistent with the Company’s regular payroll practices in effect from time to time. The Executive’s Base Salary shall be at an annualized rate of one hundred and thirty-five thousand dollars ($135,000). The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect. The Executive’s Base Salary shall not be reduced other than (x) as part of an across the board reduction applicable to all members of senior management that results in a proportional reduction to the Executive’s Base Salary equal to that of other members of senior management or (y) if in connection with such reduction the Executive’s base salary is increased by a like amount by the Asset Management Company. In the discretion of the Company the Base Salary may be paid to the Executive by the Asset Management Company.

3.2	Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that ends during the Period of Employment (“Incentive Bonus”); provided that, except as provided in Section 5.3, the Executive must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal one hundred percent (100%) of the Executive’s Base Salary paid to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Compensation Committee. Any Incentive Bonus earned by the Executive for a particular fiscal year shall be paid in cash as soon as reasonably practicable following the date that the audited financial statements of the Company for such fiscal year are issued and at the same time that incentive bonuses for such fiscal year are paid to other senior executives of the Company generally, and in no event later than December 31 of the year following the close of the fiscal year for which the bonus is earned. In the discretion of the Company the Incentive Bonus may be paid to the Executive by the Asset Management Company.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out such duties, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event that the Executive has a Disability (as such term is defined in Section 5.5). Further, the Executive’s employment by the Company and the Period of Employment shall automatically terminate in the event of the Executive’s death.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days advance written notice to the Company (such notice to be delivered in accordance with Section 21); provided, however, that in the case of a resignation by the Executive with Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the circumstances that gave rise to the basis for the resignation with Good Reason have not been cured as provided in Section 5.5(h), below. No termination of the Executive’s employment hereunder by either Party in accordance with the provisions of this Section 5.2 shall be deemed a breach of this Agreement.

5.3	Benefits Upon Termination. If the Executive’s employment hereunder terminates (the date of such termination being referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	Upon any termination of the Executive’s employment hereunder, the Company shall pay or provide the Executive any Accrued Obligations (as such term is defined in Section 5.5);

(b)	If the Executive’s employment hereunder terminates due to an Involuntary Termination (as such term is defined in Section 5.5, below) then:

(i)	The Company shall pay the Executive a cash amount (the “Pro Rata Bonus”) equal to a pro rata portion (based on the number of days during which he remained employed hereunder during the fiscal year in which the termination occurs) of his Bonus Severance (as such term is defined in Section 5.3(d)). Subject to Sections 5.4(a) and 5.8(a) below, such amount shall be payable in substantially equal installments in accordance with the Company’s standard payroll practices over the period that ends at the end of the 12th calendar month that begins after the Severance Date; provided, however, that the first installment shall be paid on the 60th day following the Severance Date and shall include all installments that would have been paid from the Severance Date through the date of such first installment if the release described in Section 5.4(a) had become irrevocable, in accordance with its terms, on the Severance Date (but only if such release, in fact, was executed and delivered by the Executive in accordance with Section 5.4(a)).

(ii)	The Company shall pay the Executive a cash amount equal to one (1) times his annualized Adjusted Base Salary in effect on the Severance Date (the “Severance Payment”). Subject to Sections 5.4(a) and 5.8(a) below, the Company shall pay the Severance Payment in substantially equal installments in accordance with the Company’s standard payroll practices over the period that ends at the end of the twelfth (12th) calendar month that begins after the Severance Date; provided, however, that the first installment shall be paid on the 60th day following the Severance Date and shall include all installments that would have been paid from the Severance Date through the date of such first installment if the release described in Section 5.4(a) had become irrevocable, in accordance with its terms, on the Severance Date (but only if such release, in fact, was executed and delivered by the Executive in accordance with Section 5.4(a)).

(iii)

The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage and on the same terms and conditions for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects-such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 5.8(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(c)	If the Executive’s employment hereunder is terminated in an Involuntary Termination that is not due to the Company’s provision of notice pursuant to Section 2 that the Period of Employment shall not be extended then:

(i)	Subject to Section 5.4(a) below, any outstanding and unvested time-vesting restricted shares granted to the Executive by the Company that are scheduled to vest during the one (1) year period immediately following the Severance Date shall immediately vest.

(ii)	Subject to Section 5.4(a) below, a portion of each tranche of outstanding and unvested performance-vesting restricted shares granted to the Executive by the Company shall remain outstanding and eligible to vest pursuant to their terms for a period of eighteen (18) months following the Severance Date. The portion of each tranche that shall remain outstanding shall be determined by multiplying the total number of shares in such tranche that are outstanding and unvested as of the Severance Date by a fraction the numerator of which is the number of whole months during the period between the date that such tranche was originally granted to the Executive and the Severance Date and the denominator of which is 60.

(d)

If the Executive’s employment hereunder is terminated in an Involuntary Termination that is not due to his death or Disability, then the Company shall also pay the Executive an amount (the “Bonus Severance”) equal to the product of (A) the Executive’s annualized Adjusted Base Salary in effect on the Severance Date times (B) the Bonus Percentage. Subject to Sections 5.4(a) and 5.8(a) below, the Bonus Severance shall be paid at the time that the incentive bonus (if any) for the fiscal year in which the Severance Date occurred would have been paid under Section 5.2 above if the Executive’s employment hereunder had continued.

(e)	Notwithstanding the foregoing provisions of this Section 5.3, if the Executive (i) materially breaches his obligations under Sections 6.2 through 6.4 of this Agreement, (i) knowingly and materially breaches his obligations under Section 6.5 of this Agreement, or (iii) materially breaches his obligations under Section 6.1 of this Agreement either knowingly or as a result of his gross negligence and, in each case, fails to cure such breach(es) within fifteen (15) days following written notice from the Company describing the breach(es) in reasonable detail and requesting cure, and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay or provide, any payment or benefit under Sections 5.3(b) through 5.3(d) of this Agreement that is not already due to be paid or provided as of the date of the first such uncured breach and any then-unvested restricted shares held by the Executive shall be forfeited and terminate for no consideration; provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

5.4	Release; Exclusive Remedy.

(a)	This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Sections 5.3(b) through 5.3(d) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall have provided the Company, on or after the Severance Date, a valid, executed general release in substantially the form attached hereto as Exhibit A (with any such changes to such form as the Company (i) has reasonably determined to be necessary or advisable to help ensure that the release is enforceable to the fullest extent permissible under applicable law and (ii) has communicated to the Executive no later than five (5) business days following the Severance Date), and such release has become irrevocable, in accordance with its terms, no later than sixty (60) days after the Severance Date.

(b)

The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any

Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii) except in the event the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the fiscal year in which the Severance Date occurs (provided, however, that any such Incentive Bonus that is already due to be paid under Section 3.2 shall in all events other than a termination for Cause be paid promptly following the Severance Date);

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time; and

(iv) any other payment or benefit then or thereafter due to the Executive under the then-applicable terms of any applicable Company Arrangement.

(b)	As used herein, “Adjusted Base Salary” shall be equal to the Executive’s Base Salary in effect on the Severance Date, adjusted to eliminate the effect of any reduction of Base Salary (i) pursuant to clause (x) of Section 3.1 or (ii) that was the grounds used for an actual termination for Good Reason.

(c)

As used herein, “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. With respect to the Company, the term “Affiliate” shall not include at any time the Asset Management Company, any member of the Apollo Group (as such term is defined in the Company’s Fifth Amended and Restated Shareholders Agreement dated as of December 27, 2012, as may be further amended from time to time (the “Shareholders Agreement”)), or any portfolio companies of the Apollo Group, other than the Company and its subsidiaries. With respect to the Asset Management Company, the term “Affiliate” shall not include at any time the Company, any member of the Apollo Group (as defined in the previous sentence), or any portfolio company of the Apollo Group, other than the Asset Management Company and its subsidiaries.

(d)	As used herein, “Asset Management Company” means Athene Asset Management LLC, a Delaware limited liability company, together with (where appropriate) any of its subsidiaries.

(e)	As used herein, “Bonus Percentage” shall mean a fraction, the numerator being the sum of the annual bonus payments paid (or due to be paid) to the Executive by (or on behalf of) the Company and/or the Asset Management Company for the calendar year preceding the year in which the Severance Date occurred and the denominator being the sum of the actual aggregate base salaries paid to the Executive by (or on behalf of) the Company and/or the Asset Management Company in the calendar year preceding the year in which the Severance Date occurred.

(f)	As used herein, “Cause” shall mean that one or more of the following has occurred:

(i) the Executive has been indicted for, otherwise formally charged for, or plead guilty or no contest to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, material dishonesty or other acts of knowing misconduct in the course of his duties hereunder and such acts have resulted in, or are reasonably expected to result in, material harm to the Company;

(iii) the Executive has knowingly failed to perform or uphold his duties under this Agreement and/or has knowingly failed to comply with reasonable directives of the Board (including, without limitation, the Board’s reasonable directive to the Executive to relocate if such relocation is determined by the Board, acting in good faith, to be advisable for regulatory or tax purposes);

(iv) the Executive has engaged in gross negligence in the course of his duties hereunder that has resulted in, or is reasonably expected to result in, material harm to the Company;

(v) the Executive’s violation of a fiduciary duty of loyalty to the Company that has resulted in, or is reasonably expected to result in, material harm to the Company;

(vi) the Executive’s knowing attempt to obstruct, or knowing failure to cooperate on reasonable request with, any investigation authorized by the Company or any governmental or self-regulatory entity;

(vii) the Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or the Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the Executive to perform his responsibilities under this Agreement;

(viii) any directive to terminate the Executive’s employment has been made by any governmental or self-regulatory authority with jurisdiction over the matter;

(ix) a material breach by the Executive of any material provision of this Agreement, or any material breach by the Executive of any other material provision of any contract he is a party to with the Company or any of its Affiliates; or

(x) the Executive’s employment with Athene Asset Management LLC has been terminated for Cause pursuant to the Asset Management Employment Agreement.

provided, however, that if the Executive is in breach of (iii), (iv), (v), (vi) or (ix) above, the Company shall first notify the Executive in writing, and in reasonable detail, of the specific breach(es) claimed to constitute Cause and may only terminate the Executive for Cause if the Executive fails to cure such breach(es), if curable, within ten (10) business days following his receipt of the written notice.

(g)

As used herein, “Company Arrangement” shall mean: (i) any equity-based awards granted by any Company Entity or any of their parents, subsidiaries or Affiliates to the Executive, to the extent that such awards continue after the termination of the Executive’s employment in accordance with the applicable terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (ii) any right to indemnification (including, without limitation, advancement of legal fees and other expenses) that the Executive may have under any written agreement or arrangement or under applicable state law; (iii) any rights that the Executive may have to insurance coverage for losses, damages or expenses under any insurance policy; (iv) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable welfare benefit plans; (v) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (vi) the Executive’s receipt of benefits otherwise due in accordance with the terms of the any written 401(k), retirement, deferred compensation plan, program, agreement or arrangement; (vii) the Executive’s rights under any written vacation policy, as in effect from time to time, with respect to any accrued but unused vacation; and (viii) any rights to reimbursement of business expenses incurred on or before the Separation Date in accordance with this Agreement or the Asset Management Employment Agreement.

(h)	As used herein, “Disability” shall mean a physical or mental impairment that has rendered the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(i)	As used herein, “Good Reason” shall mean a resignation by the Executive after the occurrence (without the Executive’s prior written consent) of any one or more of the following conditions:

(i) a material diminution in the Executive’s rate of Base Salary or Incentive Bonus target, other than in accordance with Section 3.1 (for the avoidance of doubt it shall not constitute Good Reason if the Executive’s Base Salary or Incentive Bonus is paid to the Executive by the Asset Management Company);

(ii) a material diminution in the Executive’s title, authority, duties or responsibilities with respect to the Company;

(iii) assignment of duties inconsistent with the Executive’s title set forth in Section 1.2 hereof;

(iv) a material adverse change in the Executive’s title set forth in Section 1.2 hereof;

(v) an adverse change in the Executive’s reporting relationship to the Board;

(vi) a material change in geographic locations at which the Executive must perform his services to the Company (except if such change is determined by the Board, acting in good faith, to be advisable for regulatory or tax purposes);

(vii) the Executive’s removal from or the failure to reappoint the Executive to the Board (except if such removal is as a result of Cause); or

(viii) a material breach by the Company or any of its subsidiaries of this Agreement or any other material agreement to which the Company or any of its subsidiaries, and the Executive, are parties;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for resignation with Good Reason unless both (x) the Executive provides written notice to the Company of the conditions claimed to constitute grounds for a resignation with Good Reason within sixty (60) days after he learns of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 21), and (y) the Company fails to remedy such condition(s) within sixty (60) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a resignation with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the date the Executive learns of the initial existence of the condition(s) claimed to constitute grounds for a resignation with Good Reason.

(j)	As used herein, “Involuntary Termination” shall mean: (i) a termination by the Company of the Executive’s employment hereunder without Cause; (ii) a termination by the Executive of his employment hereunder with Good Reason; (iii) a termination by the Company of the Executive’s employment hereunder in connection with the Company’s provision of notice pursuant to Section 2 that the Period of Employment shall not be extended or further extended, as the case may be; (iv) the Executive’s death; or (v) a termination by the Company of the Executive’s employment hereunder due to the Executive’s Disability.

(k)	As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(l)	As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1). Notwithstanding anything in this Agreement or elsewhere to the contrary, the Executive shall have no duties following the Severance Date that are inconsistent with his having a Separation from Service on the Severance Date.

5.6	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 21 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.

(a)	Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 5.7(d), to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. This Section 5.7 shall take precedence over the provisions of any other Company Arrangement.

(b)	Any initial determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid.

(c)	If any portion of the Total Payments would otherwise be subject to the excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Total Payments contemplated by Section 5.7(a)), the Company shall use its reasonable efforts to obtain (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Total Payments that would be reduced or eliminated by operation of Section 5.7(a) if such shareholder approval was not obtained.

(d)	Notwithstanding anything in Section 5.7(a) or elsewhere to the contrary, the Company and its Affiliates will pay the full amount of the Total Payments to the Executive if the Executive makes the Company and its Affiliates whole on an after-tax basis for any adverse tax consequences imposed on the Company and its Affiliates under Section 280G of the Code as a result of paying the Total Payments to the Executive.

5.8	Section 409A.

(a)	If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit from the Company or any of its Affiliates that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6)month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)

To the extent that any reimbursement pursuant to Section 4.2 or otherwise, or any benefit pursuant to Section 5.3(a) or 5.3(b)(iii) or otherwise, is taxable to the Executive, then such payment or benefit shall be paid or provided to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements described in the immediately preceding sentence are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursement that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursement that the Executive receives in any other taxable year.

(c)	It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

(d)	If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

5.9	No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company or its Affiliates under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise (except as expressly set forth in Section 5.3(b)(iii) above) on account of any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 5 are considered to be reasonable by the Company and are not in the nature of a penalty.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)	The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company, the Asset Management Company or their respective Affiliates. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company, the Asset Management Company or any of their respective Affiliates which the Executive may then possess or have under his control.

(b)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company, the Asset Management Company or their respective Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company, the Asset Management Company, their respective Affiliates or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company, the Asset Management Company or their respective Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)

As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s, the Asset Management Company’s or any of their respective Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, the Asset Management Company or any of their respective Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company, the Asset Management Company or any of their respective Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or prior to the Severance Date, shall be the exclusive property of the Company, the Asset Management Company and their respective Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company, the Asset Management Company or their applicable Affiliates, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company or the Asset Management Company, shall execute at the request of the Company or the Asset Management Company any assignments or other documents the Company or the Asset Management Company may reasonably deem necessary to protect or perfect its (or any of their respective Affiliates’, as applicable) rights therein, and shall assist the Company or the Asset Management Company, at the Company’s or the Asset Management Company’s expense, in obtaining, defending and enforcing the Company’s or the Asset Management Company’s (or any of their respective Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company and the Asset Management Company, as applicable, as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company or the Asset Management Company to protect or perfect the Company’s and the Asset Management Company’s (and any of their respective Affiliates’, as applicable) rights to any Work Product.

(d)	Notwithstanding anything in this Agreement or elsewhere to the contrary, the Executive may:

(i)	at any time make disclosures of documents and information (A) as reasonably appropriate in order to carry out his duties for the Company or any of its Affiliates, (B) when required to do so by law or by a court, governmental agency, legislative body, self-regulatory body, arbitrator or other governmental body with jurisdiction to order him by force of law to divulge, disclose or make accessible such information, (C) in the course of any proceeding under Section 6.7 or 14 below, or (D) in confidence to an attorney or other professional for the purpose of securing professional advice. In the event that the Executive is required to disclose any documents or information pursuant to clause (B) or (C) of the immediately preceding sentence, he shall (x) promptly give the Company notice that such disclosure is or may be made and (y) cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of any document or information;

(ii)	at all times retain, and utilize appropriately, (A) his rolodex and electronic equivalents (provided that his rolodex and electronic equivalents do not contain any Confidential Information) and (B) any document relating to his personal entitlements and obligations.

6.2

Restriction on Competition. The Executive acknowledges that, in the course of his employment with the Company, the Asset Management Company, their respective subsidiaries and/or their predecessors (the “Protected Companies”), he has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his services have been and will be of special, unique and extraordinary value to the Protected Companies. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Executive not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business, on the Severance Date (provided that as of the Severance Date, to the knowledge of the Executive, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the Severance Date). For purposes of this Agreement, “Competing Business” means a Person that at any time during the Period of Employment has competed, or any time during the twelve (12) month period following the Severance Date begins competing with the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing fixed annuity business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the Severance Date and any significant business the Protected Companies conduct in the twelve (12) month period after the Severance Date (provided that as of the Severance Date, to the knowledge of the Participant, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means the Period of Employment through and including twelve (12) months after the Severance Date

Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and the Executive does not provide services to, or have any responsibilities regarding, the Competing Business.

6.3	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person (i) induce or attempt to induce any Person that he knows to be an employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way knowingly interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.

6.4	Non-Solicitation of Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence any Person that he knows to be a customer, vendor, supplier, licensors, lessor, joint venturer, ceding company, associate, consultant, agent, or partner of the Protected Companies to divert such Person’s business away from the Protected Companies, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any Person that he knows to be a customer, supplier, vendor, lessor, licensor, joint venturer, associate, officer, employee, consultant, manager, partner, member or investor of any Protected Company, on the other hand.

6.5

Non-Disparagement. The Executive agrees that he will not at any time, during the Period of Employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, the Protected Companies or any of Person he knows to be one of their past or present directors, officers, agents, attorneys, insurers, employees, stockholders, and successors. The Executive further agrees that he will not, at any time during the Period of Employment or for twenty-four (24)

months after the Severance Date, make any statement that has the purpose or the effect of disrupting the business of the Protected Companies. The Company likewise agrees to use its best efforts to instruct its officers and directors, and those of its subsidiaries, to refrain from, during the Period of Employment or thereafter, directly or indirectly, making or ratifying any statement, public or private, oral or written, to any Person that disparages the Executive, either professionally or personally.

6.6	Understanding of Covenants. The Executive represents and agrees that he (i) is familiar with and carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from any of the Protected Companies. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Protected Companies, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of the Executive. The Executive shall be subject to no restrictions on his post-employment activities that are more onerous than the covenants set forth in this Agreement and/or in the Asset Management Employment Agreement.

6.7	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 20, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, as the case may be, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this

Section 6, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time the restrictive covenants set forth in Section 6.2 through Section 6.4 are in effect following the Severance Date, as determined pursuant to such Sections, shall be extended by the same amount of time that the Executive is in breach of such restrictive covenants.

6.8	Breaches. In the event that (i) the Company, or any of its Affiliates, is in material breach of any of its material obligations to the Executive on or after the Severance Date and (ii) such breach has not been fully cured within thirty (30) days after the Executive gives written notice to the Company describing such breach in reasonable detail and requesting cure, then the Executive’s obligations under Sections 6.2 and 6.4 shall immediately become null and void.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Insurance. The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies. The Company may also purchase a death benefit insurance policy which may (in the Company’s sole discretion) be used to fund the Company’s obligation to pay the Severance Payment and Bonus Severance pursuant to Section 5.3 in the event of the Executive’s death.

9.	Indemnification.

9.1

The Company shall indemnify the Executive should he be a party or be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was (x)a Manager, officer or consultant of the Company or any of its Affiliates, or (y) is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding if the Executive acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption the Executive did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful. Notwithstanding the foregoing, the Executive shall not be entitled to indemnification from the Company (nor any amounts provided for under Section 9.4, below) for any acts or omissions of the Executive in the Executive’s role (x) as a director, officer or consultant of the Asset Management Company, or (y) as a representative or agent of the Asset Management Company.

9.2	To the extent that the Executive has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.1 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

9.3	Any indemnification under Section 9.1 shall be made by the Company unless it has been determined upon final determination by a court of competent jurisdiction that the Executive has not met the applicable standard of conduct set forth in Section 9.1.

9.4	Expenses (including attorneys’ fees) incurred by the Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to this Section 9.

9.5	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under any by-law, agreement, vote of shareholders or disinterested members of the Board or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

9.6	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9 shall continue following termination of the employment of the Executive for acts or omissions alleged to having occurred prior thereto and shall inure to the benefit of his heirs and beneficiaries and any executors and administrators.

9.7	Notwithstanding anything in this Section 9 to the contrary, the Company will not have the obligation of indemnifying the Executive with respect to proceedings, claims or actions initiated or brought voluntarily by the Executive and not by way of defense.

9.8	A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Period of Employment and thereafter until the later of (x) the sixth anniversary of the Severance Date and (y) the date on which all claims against the Executive that would otherwise be covered by such policy (or policies) become fully time-barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive, director, or manager of the Company or any of its Affiliates.

10.	Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to be references to his executor(s), heir(s), estate, beneficiar(ies), guardian(s) or other legal representative(s).

In the event of a reorganization of the Company as contemplated in Section 3.9 of the Shareholders Agreement, the Company and the Executive agree to make modifications to this Agreement, including, without limitation, adjustments in duties, location, Base Salary and Incentive Bonus to the extent needed as a result of such reorganization; provided that any such adjustments will be made in a manner that will not, in the aggregate, reduce the compensation and benefits that existed prior to the reorganization.

11.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

12.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.

Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ITS EXPRESS TERMS, AND OTHERWISE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS

AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

14.	Arbitration. Except for suits seeking solely injunctive relief or specific performance or as otherwise prohibited by law, the parties hereby agree that any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement, the Executive’s employment with the Company or any of its Affiliates, any termination of such employment, or the arbitrability of any controversy or claim relating to any of the foregoing, will be finally settled by binding arbitration. The parties hereby knowingly and voluntarily waive any rights that they may have to a jury trial for any such disputes, controversies or claims. The parties agree to resolve any dispute arising out of this Agreement before the American Arbitration Association (the “AAA”) in accordance with the AAA’s then existing National Rules for the Resolution of Employment Disputes. The arbitration shall be administered by the AAA and the hearing shall be conducted in the State of New York before a neutral arbitrator, who must have been admitted to the practice of law for at least the last ten years (the “Arbitrator”). Each party further agrees to pay its or his own arbitration costs, attorneys’ fees, and expenses, unless otherwise required by the AAA’s then-existing arbitration rules. The Arbitrator shall issue an opinion within thirty (30) days of the final arbitration hearing and shall be authorized to award reasonable attorneys’ fees to the prevailing party, which decision of the Arbitrator will be final, conclusive, unappealable and binding on the parties. The arbitration proceeding shall be confidential except that any arbitration award may be filed in a court of competent jurisdiction by either party for the purpose of enforcing the award.

15.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced as written to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court or arbitrator of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision: as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16.

Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the matters specifically addressed in it. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that are inconsistent with its terms. Any prior negotiations, correspondence, agreements, proposals or understandings that are inconsistent with the terms of this Agreement shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Nothing in this Agreement shall, however, affect rights of either Party under the Original Agreement, or under any other Company Arrangement, that have already accrued as of the date of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control unless the Executive and the Company otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he and it are waiving.

17.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion (except as otherwise provided in Section 14, above) apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

21.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier and receipt acknowledged, mailed by first class mail (postage prepaid and return receipt requested and received) or sent by reputable overnight courier service (charges prepaid and return receipt requested and received) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Athene Holding Ltd.

Clarendon House

44 Church Street

Hamilton, HM 12

Bermuda

Attention: Frank Gillis

Telephone: (441) 279-8410

Facsimile: (441) 279-8401

Email: cgillis@Athene.bm

with copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Perry Shwachman

Telephone: (312) 853-7061

Facsimile: (312) 853-7036

Email: pshwachman@sidley.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Harvey Eisenberg

Telephone: (212) 310-8663

Facsimile: (212) 310-8007

Email: harvey.eisenberg@weil.com

if to the Executive, to the address most recently on file in the payroll records of the Company.

with, during the Period of Employment, a copy delivered to the Executive at his principal office at the Company and with a copy delivered to

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

Attention: Robert M. Sedgwick

Telephone: (212) 735-8833

Facsimile: (212) 735-8708

Email: rsedgwick@morrisoncohen.com

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of signatures by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date hereof.

“COMPANY”

Athene Holding Ltd.,
a Bermuda exempted company limited by shares

By:
Name:
Title:

“EXECUTIVE”

James R. Belardi

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date hereof.

“COMPANY”

Athene Holding Ltd.,
a Bermuda exempted company limited by shares

By:
Name:	Matthew Michelini
Title:	Director

“EXECUTIVE”

James R. Belardi

EXHIBIT A

FORM OF RELEASE1

This Release (this “Release”) is entered into this      day of              20    , by James R. Belardi, an individual (“Executive”), for the benefit of Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”) and certain other releasees described in this Release.

WHEREAS, Executive has been employed by the Company or one of its affiliates; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Amended and Restated Employment Agreement dated as of February     , 2013, by and between the Executive and the Company, as amended from time to time in accordance with its terms (the “Employment Agreement”), the Executive desires to enter into this Release upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release) under and pursuant to the Employment Agreement, Executive agrees as follows:

1. Termination of Employment. Executive’s employment with the Company terminated on [            ,         ] (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director, employee, member, manager and in any other capacity with the Company and each of its parents, subsidiaries and other affiliates, other than positions in which he has been requested in writing by the Company to continue.

2. Release. Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, Athene Asset Management LLC (“Athene Asset Management”), their parents, subsidiaries and affiliates, past and present, as well as each of their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee,

[1]	The Company reserves the right to modify this form to the extent provided in Section 5.4(a) of the Employment Agreement.

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Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of any Releasee to Executive pursuant to any of the following: (1) any equity-based awards granted to Executive by the Company, Athene Asset Management or any of their respective parents, subsidiaries or affiliates, to the extent that such awards continue after the termination of Executive’s employment in accordance with the applicable terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (2) any right to indemnification, or advancement of expenses subject to indemnification, that Executive may have pursuant to the bylaws, certificate of incorporation, operating agreement, written indemnification agreement or similar governing document of the Company, Athene Asset Management, or any of their respective parents, subsidiaries or affiliates, or under applicable law (including but not limited to attorneys’ fees to the extent otherwise provided); (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of the Company, Athene Asset Management or any of their respective parents, subsidiaries or affiliates; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to benefits under Section 5.3 of the Employment Agreement in accordance with the terms of the Employment Agreement; (6) any rights to benefits under Section 5.3 of Executive’s Employment Agreement with Athene Asset Management dated as of February     , 2013 in accordance with the terms of such employment agreement; or (7) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company, Athene Asset Management or any of their respective parents, subsidiaries or affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover (a) any Claim that cannot be so released as a matter of applicable law, (b) any Claim against any Releasee (other than the Company and its affiliates) that neither arises out of, nor relates to, Executive’s employment with the Company or the termination thereof, or (c) if Executive continues to be an employee of Athene Asset Management following the date hereof, any Claim against Athene Asset Management or any of its affiliates that arises out of, or relates to, Executive’s employment with Athene Asset Management, or any termination thereof.

3. Section 1542 Waiver. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE or any similar applicable law of any other state and expressly consents that this Release (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 OF THE CALIFORNIA CIVIL CODE provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

2

Executive acknowledges that he or she may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and any similar applicable law of any other state.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

A. In return for this Release, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release;

B. Executive is hereby advised in writing by this Release to consult with an attorney before signing this Release;

C. Executive has voluntarily chosen to enter into this Release and has not been forced or pressured in any way to sign it;

D. Executive was informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release and that if he or she wished to execute this Release prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;2

E. Executive was informed that he or she had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release;

F. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

[2]	Whether Executive has 21 days, 45 days, or some other period in which to consider the Release will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.

3

5. No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6. Severability. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release shall be adjudicated by an arbitrator or a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Release will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Release are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release or affecting the validity or enforceability of such provision in any other jurisdiction.

7. Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8. Successors. This Release is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this

4

Release by operation of law or otherwise. In the event of Executive’s death or a judicial determination of his incompetence, references in this Release to Executive shall be deemed, where appropriate, to be references to his executor(s), guardian(s), or other legal representative(s).

9. Governing Law. THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10. Modifications. This Release may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release, which agreement is executed by both of the parties hereto.

11. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Release are for the purpose of convenience only, and they neither form a part of this Release nor are they to be used in the construction or interpretation thereof.

13. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other

5

genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

16. No Wrongdoing. This Release does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission or acknowledgment by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Release nor anything in this Release shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct. This Release may be introduced, however, in any proceeding to enforce this Release or the Employment Agreement.

17. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Release, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release and has had ample opportunity to do so.

[Remainder of page intentionally left blank]

6

The undersigned have read and understand the consequences of this Release and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this              day of              20    , at [            ], [            ].

“Executive”

Print Name:

ENDORSEMENT

I,                     , hereby acknowledge that I was given [21/45] days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this [            ] day of [            20    ], at [            ], [            ].

Print Name: